EXHIBIT 99.1

Global Geophysical Announces Third Quarter Earnings of $0.16 Per Share

HOUSTON, Oct. 29, 2012 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced that net income for the third quarter of 2012 was $5.8 million, or $0.16 per diluted shares. Included in the results was a $1.0 million after-tax charge ($0.03 per diluted share) related to the termination of Global's minority interest position in an unconsolidated subsidiary. This compares to net income for the second quarter of 2012 of $2.5 million, or $0.07 per diluted share.

Global's revenues in the third quarter of 2012 were $90.2 million, compared to $97.4 million in the second quarter of 2012. Operating income was $21.3 million in the third quarter of 2012, compared to $13.3 million in the second quarter of 2012. Although lower activity levels combined with the effect of Hurricane Isaac on the company's Gulf of Mexico program drove the decline in revenues, operating margin improvements were driven by efficiencies in the Proprietary Services segment as well as higher pre-funding realizations on certain Multi-client programs.

"As noted with the last quarter's earnings, we realized a revenue mix change between Proprietary Services and Multi-client services during the third quarter. Multi-client Services contributed $60.0 million in revenues during the third quarter 2012, compared with $38.8 million during the second quarter 2012. Despite a challenging North American market environment, the company recorded $10.8 million in data library late sales during the third quarter 2012, compared with $10.6 million during the second quarter 2012," commented Richard White, President and Chief Executive Officer.

"Proprietary Services generated revenues of $30.2 million during the third quarter of 2012, compared with $58.6 million during the second quarter of 2012. Gross margins for the Proprietary segment increased to 24.1%, or $7.3 million during the third quarter of 2012, compared with 20.3%, or $11.9 million during the second quarter of 2012. Global's Proprietary Services benefited from improved operating efficiencies across several data acquisition programs during the quarter, along with the realization of additional billings for delays on certain of its international programs.

"Overall market conditions during the third quarter dampened the booking and recognition of Proprietary Services revenues beyond backlog realization. We expect these conditions to persist through the fourth quarter of 2012. Backlog at September 30, 2012 was approximately $132 million comprised of $91 million for Multi-client Services and $41 million for Proprietary Services. Backlog at June 30, 2012 was approximately $174 million ($41 million Proprietary Services, $133 million Multi-client Services).

"North American revenues increased to $56.0 million during the third quarter of 2012, compared with $43.3 million during the second quarter of 2012. Revenues for North America were generated across multiple program areas including the EagleFord, Bakken and Utica shale plays along with the Gulf of Mexico. For the region, the company is currently operating five North American land crews and one shallow marine crew.

"International revenues were $34.2 million during the third quarter of 2012, compared with $54.1 million during the second quarter of 2012. During the third quarter, Global's international activities were concentrated in Iraq, Colombia and Brazil, and expect to remain focused in these countries through the fourth quarter of 2012.

"EBITDA, adjusted for Multi-client amortization, increased to $23.5 million, or 26%, during the third quarter of 2012 compared with $18.8 million, or 19.3%, during the second quarter of 2012. Gross EBITDA was $60.9 million and $44.6 million during the third and second quarters of 2012, respectively.

"Global continued to make progress in the transition of its recording instrumentation to its AUTOSEIS® (1) platform. At the end of the third quarter of 2012, approximately 100,000 channels of its recording systems were comprised of AUTOSEIS® units. During the third quarter, the company continued its strategy of selling its legacy cabled systems and completed transactions totaling $5.2 million in asset sales. Included in the third quarter 2012 results is a gain of $2.2 million from the sales of assets, compared with a $0.5 million gain for the second quarter of 2012. We expect to continue sales of legacy cabled systems over the next several quarters, subject to overall market conditions.

"The company has started marketing AUTOSEIS® technology to third party seismic service providers. Along with our recently announced management focus for this business unit, we are very enthusiastic about the expected contribution of this activity to the growth of Global.

"I am excited to lead the incredible team at Global and look forward to working with that team to drive value to its customers, partners and shareholders," concluded White.

Third Quarter Results

The following table sets forth our consolidated revenues for the three months ended September 30, 2012 and for the corresponding period of 2011 (amounts in millions):

	Three Month Period Ended September 30,
Revenues by Service	(unaudited)
	2012		2011
	Amount	%	Amount	%
Proprietary Services	$ 30.2	33%	$ 60.1	55%
Multi-client Services	60.0	67%	50.0	45%
Total	$ 90.2	100%	$ 110.1	100%

	Three Month Period Ended September 30,
Revenues by Area	(unaudited)
	2012		2011
	Amount	%	Amount	%
United States	$ 56.0	62%	$ 56.8	52%
International	34.2	38%	53.3	48%
Total	$ 90.2	100%	$ 110.1	100%

We recorded revenues of $90.2 million for the three months ended September 30, 2012 compared to $110.1 million for the same period ended in 2011, a decrease of $19.9 million, or 18.1%.

We recorded revenues from Proprietary Services of $30.2 million for the three months ended September 30, 2012, compared to $60.1 million for the same period in 2011, a decrease of $29.9 million, or 49.8%. Of this amount, the decrease related to our international Proprietary operations was $28.3 million, primarily due to a decrease in our crew activities in Algeria, Colombia, and Brazil.

Multi-client Services generated revenues of $60.0 million for the three months ended September 30, 2012 compared to $50.0 million for the same period of 2011, an increase of $10.0 million, or 20.0%. The increase was primarily due to the increased Multi-client Services operations in Brazil. The $60.0 million in Multi-client Services revenues included $10.8 million of late sale revenues, $48.5 million of pre-commitment revenues, and $0.7 million in non-cash data swap transactions. This compared to $16.5 million in late sales revenues, $32.5 million of pre-commitment revenues, and $1.0 million in non-cash data swap transactions during the same period of 2011.

Income from Operations for the quarter ended September 30, 2012 was 23.6% of revenue, compared to 9.8% in the same period of 2011.

Included within operating expenses is Multi-client Services amortization of $37.4 million, representing a 62% average amortization rate for the quarter. Gross depreciation expense for the quarter was $9.1 million, of which $3.2 million was capitalized in connection with our Multi-client Services library investments resulting in net depreciation expense of $5.9 million.

Nine Months Ended September 30, 2012 Results

The following table sets forth our consolidated revenues for the nine months ended September 30, 2012 and for the corresponding period of 2011 (amounts in millions):

	Nine Month Period Ended September 30,
Revenues by Service	(unaudited)
	2012		2011
	Amount	%	Amount	%
Proprietary Services	$ 153.6	54%	$ 145.7	54%
Multi-client Services	130.1	46%	126.6	46%
Total	$ 283.7	100%	$ 272.3	100%

	Nine Month Period Ended September 30,
Revenues by Area	(unaudited)
	2012		2011
	Amount	%	Amount	%
United States	$ 149.1	53%	$ 140.9	52%
International	134.6	47%	131.4	48%
Total	$ 283.7	100%	$ 272.3	100%

We recorded revenues of $283.7 million for the nine months ended September 30, 2012 compared to $272.3 million for the same period ended in 2011, an increase of $11.4 million, or 4.2%.

We recorded revenues from Proprietary Services of $153.6 million for the nine months ended September 30, 2012, compared to $145.7 million for the same period in 2011, an increase of $7.9 million, or 5.4%. Of this amount, the increase related to our U.S. Proprietary operations was $14.0 million. The international Proprietary Services revenues for the nine months ended September 30, 2012 decreased by $6.1 million compared to the corresponding period in 2011. The decrease of $6.1 million was largely driven by a decrease in our crew activities in Algeria and Colombia.

Multi-client Services generated revenues of $130.1 million for the nine months ended September 30, 2012 compared to $126.6 million for the same period of 2011, an increase of $3.5 million, or 2.8%. The $130.1 million in Multi-client Services revenues included $36.1 million of late sale revenues, $88.8 million of pre-commitment revenues, and $5.2 million in non-cash data swap transactions. This compared to $34.1 million in late sales revenues, $90.5 million of pre-commitment revenues, and $2.0 million in non-cash data swap transactions during the same period of 2011.

Income from Operations for the nine months ended September 30, 2012 was 19.2% of revenue, compared to 10.9% in the same period of 2011.

Included within operating expenses is Multi-client Services amortization of $85.5 million, representing a 66% average amortization rate for the period. Gross depreciation expense for the nine months ended September 30, 2012 was $28.7 million, of which, $9.3 million was capitalized in connection with our Multi-client Services investments resulting in a net depreciation expense of $19.4 million. Table 2 provides a reconciliation of Net Income to EBITDA (a non-GAAP measure).

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi-client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution. GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300.

(1)AUTOSEIS® is a registered trademark of GGS, and hereinafter all references to the term AUTOSEIS or Autoseis shall refer to AUTOSEIS®.

Forward-Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Global Geophysical expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy, and related financial performance and statements with respect to future events. Such forward-looking statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. Global Geophysical Services Form 10-K for the year ended December 31, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Global's business, results of operations, and financial condition. These forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Although the Company believes that the expectations reflected in such statements are reasonable, the Company can give no assurance that such expectations will be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. We assume no obligation to update any such forward-looking statements.

Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates, proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under certain circumstances. Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. More information can be found set forth under "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission.

Unless the context otherwise indicates, references in this press release to "Global Geophysical Services," "Global Geophysical," "Global," "GGS," the "Company," "we," "us," "our," or "ours" refer to Global Geophysical Services, Inc. and its direct and indirect subsidiaries.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. The Company further believes EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from the Company's operating structure. EBITDA is also used as a supplemental financial measure by the Company's management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

  EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
  EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;
  and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Period Ended September 30,		Nine Month Period Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

REVENUES	$ 90,214	$ 110,128	$ 283,696	$ 272,263

OPERATING EXPENSES	58,072	88,132	190,740	209,207

GROSS PROFIT	32,142	21,996	92,956	63,056

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	10,867	11,229	38,493	33,465

INCOME FROM OPERATIONS	21,275	10,767	54,463	29,591

OTHER INCOME (EXPENSE)
Interest expense, net	(8,295)	(6,458)	(23,344)	(18,549)
Foreign exchange gain (loss)	(206)	(1,241)	(1,255)	463
Other expense	(1,952)	--	(2,371)	--
TOTAL OTHER EXPENSE	(10,453)	(7,699)	(26,970)	(18,086)

INCOME BEFORE INCOME TAXES	10,822	3,068	27,493	11,505

INCOME TAX EXPENSE	4,864	2,424	12,319	7,379

INCOME AFTER INCOME TAXES	5,958	644	15,174	4,126

NET INCOME (LOSS), attributable to non-controlling interests	151	(239)	(109)	(132)

NET INCOME, attributable to common shareholders	$ 5,807	$ 883	$ 15,283	$ 4,258

INCOME PER COMMON SHARE
Basic	$ 0.16	$ 0.02	$ 0.41	$ 0.12
Diluted	$ 0.16	$ 0.02	$ 0.41	$ 0.12

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,450	36,808	37,252	36,551
Diluted	37,450	36,809	37,252	36,553

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 23,569	$ 21,525
Restricted cash investments	2,318	5,639
Accounts receivable, net	77,060	86,889
Inventory	11,229	--
Income and other taxes receivable	1,827	7,060
Prepaid expenses and other current assets	10,783	6,050
TOTAL CURRENT ASSETS	126,786	127,163

MULTI-CLIENT LIBRARY, net	288,793	232,235

PROPERTY AND EQUIPMENT, net	108,155	118,420

GOODWILL	12,381	12,381

INTANGIBLE ASSETS, net	13,726	9,929

OTHER ASSETS	6,556	6,245

TOTAL ASSETS	$ 556,397	$ 506,373

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 50,276	$ 55,764
Current portion of long-term debt	15,004	11,416
Current portion of capital lease obligations	5,145	7,256
Income and other taxes payable	3,144	5,169
Deferred revenue	22,848	39,560
Other payables	4,426	821
TOTAL CURRENT LIABILITIES	100,843	119,986

DEFERRED INCOME TAXES, net	7,862	2,120

LONG-TERM DEBT, net of current portion and unamortized discount	310,941	265,873

CAPITAL LEASE OBLIGATIONS, net of current portion	883	2,613

NON-CONTROLLING INTERESTS	1,360	1,469

OTHER LIABILITIES	--	750

TOTAL LIABILITIES	421,889	392,811

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock	473	467
Additional paid-in capital	251,763	246,104
Accumulated deficit	(21,201)	(36,484)
	231,035	210,087
Less: treasury stock	96,527	96,525
TOTAL STOCKHOLDERS' EQUITY	134,508	113,562

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 556,397	$ 506,373

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Month Period Ended September 30,
	2012	2011
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income, attributable to common shareholders	$ 15,283	$ 4,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (net) and amortization expense	107,215	104,429
Non-cash revenue from Multi-client data exchange	(5,246)	(2,016)
Deferred tax expense	5,743	660
Gain on sale of assets	(12,112)	(1,469)
Other	5,860	4,841
Effects of changes in operating assets and liabilities	(23,431)	(29,152)
NET CASH PROVIDED BY OPERATING ACTIVITIES	93,312	81,551

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(22,133)	(21,500)
Investment in Multi-client library	(129,166)	(144,554)
Investment in unconsolidated subsidiary	(500)	--
Change in restricted cash investments	3,321	(3,202)
Purchase of intangibles	(3,264)	(1,035)
Proceeds from sale of assets	19,417	13,094
NET CASH USED IN INVESTING ACTIVITIES	(132,325)	(157,197)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments) proceeds from long-term debt	47,829	3,882
Net (payments) proceeds from revolving credit facility	60	55,000
Debt issuance costs	(1,804)	--
Principal payments on capital lease obligations	(5,659)	(2,591)
Purchase of treasury stock	(2)	(757)
Issuances of stock, net	633	709
NET CASH PROVIDED BY FINANCING ACTIVITIES	41,057	56,243

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,044	(19,403)

CASH AND CASH EQUIVALENTS, beginning of period	21,525	28,237

CASH AND CASH EQUIVALENTS, end of period	$ 23,569	$ 8,834

Global Geophysical Services
Table 1: Segment Gross Margin Analysis (UNAUDITED)
(In thousands, except percentages)

Three Month Period Ended September 30, 2012 (Unaudited):	Proprietary Services	Multi-client Services	Corporate	Total
Revenue	$ 30,173	$ 60,041	$ --	$ 90,214
Operating expenses (1) (2)	22,890	37,413	(2,231)	58,072
Gross margin	$ 7,283	$ 22,628	$ 2,231	$ 32,142
SG&A	--	--	10,867	10,867
Operating income	$ 7,283	$ 22,628	$ (8,636)	$ 21,275
Gross margin %	24.1%	37.7%	--	35.6%

Three Month Period Ended September 30, 2011 (Unaudited):
Revenue	$ 60,140	$ 49,988	$ --	$ 110,128
Operating expenses (1) (2)	59,002	29,486	(356)	88,132
Gross margin	$ 1,138	$ 20,502	$ 356	$ 21,996
SG&A	--	--	11,229	11,229
Operating income	$ 1,138	$ 20,502	$ (10,873)	$ 10,767
Gross margin %	1.9%	41.0%	--	20.0%

Nine Month Period Ended September 30, 2012 (Unaudited):
Revenue	$ 153,585	$ 130,111	$ --	$ 283,696
Operating expenses (1) (2)	117,312	85,540	(12,112)	190,740
Gross margin	$ 36,273	$ 44,571	$ 12,112	$ 92,956
SG&A	--	--	38,493	38,493
Operating income	$ 36,273	$ 44,571	$ (26,381)	$ 54,463
Gross margin %	23.6%	34.3%	--	32.8%

Nine Month Period Ended September 30, 2011 (Unaudited):
Revenue	$ 145,629	$ 126,634	$ --	$ 272,263
Operating expenses (1) (2)	129,335	81,341	(1,469)	209,207
Gross margin	$ 16,294	$ 45,293	$ 1,469	$ 63,056
SG&A	--	--	33,465	33,465
Operating income	$ 16,294	$ 45,293	$ (31,996)	$ 29,591
Gross margin %	11.2%	35.8%	--	23.2%

(1) Corporate operating expenses represent gain/loss on sale of assets.
(2) Multi-client Services operating expenses represent Multi-client amortization expense.

Global Geophysical Services
Table 2: Reconciliation of Net Income to EBIT and EBITDA (a Non-GAAP Measure)(1) (UNAUDITED)
(In thousands, except per share amounts)

	Three Month Period Ended September 30,				Nine Month Period Ended September 30,
	2012		2011		2012		2011
	(in thousands, except per share amounts)				(in thousands, except per share amounts)
UNAUDITED	Amount	Per Share (3)	Amount	Per Share (3)	Amount	Per Share (3)	Amount	Per Share (3)

Net income, attributable to common shareholders	$ 5,807	$ 0.16	$ 883	$ 0.02	$ 15,283	$ 0.41	$ 4,258	$ 0.12

Net income (loss), attributable to non-controlling interests	151		(239)		(109)		(132)
Income tax expense	4,864		2,424		12,319		7,379
Interest expense, net	8,295		6,458		23,344		18,549
EBIT(1)	19,117	$ 0.51	9,526	$ 0.26	50,837	$ 1.36	30,054	$ 0.82

Add: Multi-client amortization	37,413		29,486		85,540		81,341
Add: Depreciation (net) and other amortization (2)	4,414		7,056		9,563		21,618
EBITDA(1)	$ 60,944	$ 1.63	$ 46,068	$ 1.25	$ 145,940	$ 3.92	$ 133,013	$ 3.64

(1) EBIT, EBITDA, EBIT per share and EBITDA per share (as defined in the calculations above) are non-GAAP measurements.
(2) Includes gain (loss) of sale of assets and includes amortization of intangibles.
(3) Calculated using diluted weighted average shares outstanding.

Global Geophysical Services
Table 3: Selected Multi-client Services additional data (UNAUDITED)
(In thousands, except amortization rates)

	2009	2010	2011	YTD 2012	Q3-2012	Q3-2011
Multi-client Services revenues (period)
Pre-commitments	$ 13,365	$ 109,109	$ 126,002	$ 88,794	$ 48,476	$ 32,514
Late sales	2,250	16,376	48,319	36,071	10,761	16,516
Subtotal	$ 15,615	$ 125,485	$ 174,321	$ 124,865	$ 59,237	$ 49,030
Non-cash data swaps	8,880	9,382	3,113	5,246	804	958
Total Revenue	$ 24,495	$ 134,867	$ 177,434	$ 130,111	$ 60,041	$ 49,988

Multi-client Services amortization	$ 18,629	$ 92,702	$ 112,668	$ 85,540	$ 37,413	$ 29,486
Average amortization rate (%)	76%	69%	64%	66%	62%	59%

Revenues (cumulative)
Pre-commitments	$ 38,350	$ 147,459	$ 273,461	$ 362,255	$ 362,255	$ 237,930
Late sales	2,250	18,626	66,945	103,016	103,016	52,774
Subtotal	$ 40,600	$ 166,085	$ 340,406	$ 465,271	$ 465,271	$ 290,704
Non-cash data swaps	8,880	18,262	21,375	26,621	26,621	20,278
Total Revenue	$ 49,480	$ 184,347	$ 361,781	$ 491,892	$ 491,892	$ 310,982

Amortization (cumulative)	$ 37,774	$ 130,476	$ 243,144	$ 328,684	$ 328,684	$ 211,818
Average amortization rate (%)	76%	71%	67%	67%	67%	68%

Multi-client Services investment (period)
Cash	$ 34,353	$ 170,755	$ 177,746	$ 129,166	$ 49,396	$ 41,774
Capitalized depreciation	3,729	20,369	16,901	9,291	3,216	4,230
Non-cash data swaps (1)	8,880	10,079	4,360	3,641	804	--
Total	$ 46,962	$ 201,203	$ 199,007	$ 142,098	$ 53,416	$ 46,004

Investment (cumulative)
Cash	$ 59,522	$ 230,277	$ 408,023	$ 537,189	$ 537,189	$ 374,832
Capitalized depreciation	6,767	27,136	44,037	53,328	53,328	40,565
Non-cash data swaps (1)	8,880	18,959	23,319	26,960	26,960	19,951
Total	$ 75,169	$ 276,372	$ 475,379	$ 617,477	$ 617,477	$ 435,348

Cumulative amortization	$ 37,774	$ 130,476	$ 243,144	$ 328,684	$ 328,684	$ 211,818
Multi-client net book value	$ 37,395	$ 145,896	$ 232,235	$ 288,793	$ 288,793	$ 223,530

Multi-client Services backlog at period end	$ 65,700	$ 137,430	$ 122,781	$ 91,100	$ 91,100	$ 128,300
Multi-client Services deferred balance at period end	$ 37,213	$ 41,059	$ 35,774	$ 20,714	$ 20,714	$ 40,514

(1)Includes non-cash data swap investment recorded as deferred revenue.

Conference Call and Webcast Information

Global Geophysical has scheduled a conference call as detailed below:

Conference Topic: Global Geophysical Services Q3 Earnings Call
Date of Call: Tuesday, October 30, 2012
Time of Call: 10:00 a.m. Eastern Time (9:00 a.m. Central; 8:00 a.m. Mountain; 7:00 a.m. Pacific)

Participant Operator Assisted Toll-Free Dial-In Number: (877) 312-5527
Participant Operator Assisted International Dial-In Number: (253) 237-1145

Investors and analysts are invited to participate in the call by phone or via the internet webcast at: http://ir.globalgeophysical.com/.

The webcast from the call will be available for on-demand replay on our investor relations website at: http://ir.globalgeophysical.com/results.cfm

CONTACT: Global Geophysical Services, Inc.
         Mathew Verghese
         Chief Financial Officer
         ir@globalgeophysical.com
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